Exhibit 4

                         WELLMAN, INC.
                      AMENDED AND RESTATED
                1985 INCENTIVE STOCK OPTION PLAN

                    Dated as of May 17, 1994


1.  Purpose:

    This 1985 Incentive Stock Option Plan, as amended (the "1985 Incentive Plan") is intended as an incentive and to encourage stock ownership by certain key executive and managerial employees of Wellman, Inc. (the "Company") so that they may acquire a, or increase their, proprietary interest in the success of the Company, and to encourage them to remain in the employ of the Company. The options granted before December 22, 1987 pursuant to the 1985 Incentive Plan shall be incentive stock options ("ISOs") as defined in Section 422A of the Internal Revenue Code of 1954, as from time to time amended (the "Code"). The options granted after December 21, 1987 pursuant to the 1985 Incentive Plan shall not be incentive stock options and the terms of any options issued after December 21, 1987 shall provide that it will not be treated as an incentive stock option. The 1985 Incentive Plan shall be interpreted to conform to the requirements of Section 422A with respect to options granted before December 22, 1987. Hereinafter, options granted pursuant to the 1985 Incentive Plan shall be referred to as "Options".
2.  Administration:
    The 1985 Incentive Plan shall be administered by the members of the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall from time to time at its discretion determine employees eligible for Options to be granted under the 1985 Incentive Plan, the number of shares subject to each Option, and such other matters specifically delegated to it under this 1985 Incentive Plan.
    In determining the grant of ISOs to eligible employees, for years prior to 1987 the aggregate market value of shares of Common Stock (the "Shares") underlying ISOs granted in any calendar year ("grant year") under the 1985 Incentive Plan and of ISOs granted in such grant year by the Company, its parent, or any subsidiary, as the terms "parent" and "subsidiary" are defined in Section 425(h) of the Code, and the predecessors of any such corporation (collectively, the "Employer Group") under any other incentive stock option plan to an individual shall not exceed $100,000 plus the amount of "unused limit carryover" to such year as determined by Section 422 A(c)(4) of the Code.
    The Committee shall have the final authority to interpret and construe the terms of the 1985 Incentive Plan and of any Option. No member of the Committee shall be liable for any action, interpretation or construction made in good faith with respect to the 1985 Incentive Plan or any Option.
    3.  Eligibility:
    Key executive and managerial employees (including officers, whether or not they are directors) of the Company shall be eligible to receive Options. A director of the Company who is not a full time employee of the Company shall not be eligible to receive Options. An eligible employee holding stock options and Options may receive additional Options.
    4.  Stock:
    The stock subject to Options shall be voting Shares of the Company's authorized but unissued voting Shares or the voting Shares held by the Company in its treasury. The total amount of the Shares on which Options may be granted pursuant to this 1985 Incentive Plan may equal but shall not exceed in the aggregate 3,508,000 voting Shares.* [*Originally 504,000, as adjusted for a two-for-one stock split effective June 15, 1989, and as amended on May 22, 1990 to add 1,000,000 Shares and as further amended on May 17, 1994 to add 1,500,000 Shares.] Such number of Shares shall be adjusted in accordance with the provisions of Article 5(i).
    In the event that an Option expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be subjected to an Option.
5.  Terms and Conditions of Options:
    Options shall be evidenced by agreements in such form as the Committee shall from time to time determine, which agreements shall comply with and be subject to the following terms and conditions:
         (a)  Option Period:
              The vested and exercisable portion of the Option, as determined in accordance with Article 5(e), may be exercised for a period of 10 years from the date that the Option is granted (except that such period shall be 11 years if the Option is granted after December 21, 1987), provided, however that: (i) in the case of an Option granted to an individual who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder"), such period shall not exceed five years from the date of grant (except that such period shall not exceed six years from the date of grant if such date is after December 21, 1987); (ii) in the event that an optionee shall voluntarily resign, provided, with respect to Options granted on or after May 17, 1994, that such optionee does not subsequently compete with the Company, or an optionee's employment is terminated without cause, the period during which the vested and exercisable portion of the Option may be exercised shall not exceed three months after such termination (but not subsequent to the expiration of the Option); (iii) in the event that an optionee's employment is terminated by reason of death or disability (as that term is defined in Section 22(e)(3)) or upon voluntary retirement on or after 65 years of age, then the period during which the vested and exercisable portion of the Option may be exercised shall not exceed three years after such death, disability or retirement (but not subsequent to the expiration of the Option); and (iv) in the event that an optionee's employment is terminated for cause (as hereinafter defined in subparagraph (1) of this paragraph) or, with respect to Options granted on or after May 17, 1994, if the optionee shall voluntarily resign and such optionee subsequently competes with the Company then the Option shall not be exercisable at any time.
         (b)  Number of Shares:
              Each Option shall state the number of Shares to which it pertains.
         (c)  Option Price:
              Each Option shall state the option price, which shall be not less than 100% of the fair market value per voting Share on the date of the granting of the Option. In the case of an Option granted to a Ten Percent Stockholder, this option price shall not be less than 110% of the fair market value per voting Share on the date of the granting of the Option. The fair market value on the date of the granting of the Option shall be determined by the Committee.
         (d)  Medium and Time of Payment:
              The option price shall be payable in United
         States dollars upon the exercise of the Option and may be paid in cash or by personal or certified check, bank draft or postal or express money order.
         (e)  Vesting of Option:
              Each Option shall be vested and exercisable to the extent of 20% of the total number of Shares to which it pertains beginning one year after the date it is granted and as to an additional 20% beginning on each of the second, third, fourth and fifth anniversaries of the date it is granted, provided, however that: (i) in the event that an employee is terminated for cause (as hereinafter defined in subparagraph (1) of this paragraph) or, with respect to Options granted on or after May 17, 1994, an employee voluntarily resigns and subsequently competes with the Company, his Option shall not be deemed vested or exercisable to any extent; (ii) in the event that an employee's employment is terminated because of death or disability, any Option granted to him shall be deemed vested and exercisable to the extent of 30% of the total number of Shares to which it pertains one year after the date it is granted, an additional 10% beginning on the second anniversary of the date it is granted; and (iii) all Options shall be exercisable in full upon the occurrence of a Change in Control of the Company. For purposes of this Article 5(e) and
         Article 5(a), termination of employment shall be considered to occur when an employee is no longer a full-time employee of the Company or of any parent or subsidiary corporation of the Company; whether an authorized leave of absence or absence on military or government service shall constitute termination of employment for purposes of the 1985 Incentive Plan shall be determined by the Committee; and the Committee shall determine whether a termination is with or without cause, a voluntary retirement, due to disability, or whether an optionee subsequent to termination competes with the Company. For purposes of this Article 5(e), a "Change in Control" shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of the period.
         (f)  Serial Exercise:
              For grants of ISOs prior to 1987, the Option
         Agreement shall provide that an ISO shall not be exercisable and no put or call shall be allowed while there is outstanding any incentive stock option as defined in Section 422A of the Code previously granted under the 1985 Incentive Plan or under another incentive stock option plan as defined in Section 422A of the Code to the optionee with respect to stock in a member of the Employer Group. For this purpose, an incentive stock option shall be considered outstanding until it is exercised in full or expires by reason of lapse of time. For Options granted after 1986, the Option Agreement shall not contain such sequential exercise requirement.
         (g) Non-Transferability:
              An Option shall be exercisable during the optionee's lifetime only by him or his Permitted Transferee (as hereinafter defined) and after his death only by his personal representative or Permitted Transferee, and the Option shall not be assignable or transferable by him, otherwise (i) than by will or the laws of descent or distribution, (ii) pursuant to a qualified domestic relations order, as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, or (iii) to a Permitted Transferee if the stock option agreement provides for such transferability and no consideration is received by the optionee for such transfer. For purposes of this Article 5(g), a "Permitted Transferee" shall be a member of the immediate family (i.e., parent, spouse or child) of the optionee. Once so transferred, it shall not be further transferable. Any transferee shall be required to provide evidence of transfer satisfactory to the Committee. No transfer by the optionee by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.
         (h)  Investment Representation:
              Each Option Agreement may provide that, upon demand by the Committee for such a representation, the optionee (or any permissible transferee of the option under Article 5(g)) shall deliver to the Committee at the time of any exercise of an Option or portion thereof a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option and prior to the expiration of the Option period shall be a condition precedent to the right of the optionee or such other transferee to purchase any Shares.
         (i)  Adjustments in Event of Change in Voting
              Shares:
              In the event of any change in the voting
         Shares of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of voting Shares at a price substantially below fair market value, or rights offering to purchase voting Shares, or of any similar change affecting the voting Shares, the number and kind of Shares which thereafter may be optioned and sold under the 1985 Incentive Plan and the number and kind of Shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable in its discretion to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the 1985 Incentive Plan.
         (j) Rights as a Shareholder:
              An optionee or a transferee of an Option shall have no rights as a shareholder with respect to Shares covered by his Option until the date as of which a stock certificate is issued to him for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.
         (k)  No Right to Continued Employment:
              The Option Agreement shall not confer upon the optionee any right with respect to continuance of employment by the Company or a parent or subsidiary corporation of the Company, nor shall it interfere in any way with the right of his employer to terminate his employment at any time.
         (1)  Definition of Cause:
              The term "cause" in the context of a termination of employment means only one or more of the following: (a) the commission in the course of employment of any dishonest or fraudulent act; (b) conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) whether or not committed in the course of employment; (c) the willful refusal to carry out reasonable instructions of the Chairman of the Board of Directors of the Company which has a material adverse affect upon the Company; and (d) the willful disclosure of any trade secrets or confidential corporate information to persons not authorized to know same.
         (m) Other Provisions:
              The Committee may, as a condition precedent to the exercise of any Option, require the holder of the Option (including, in the event of his death, his legal representatives, legatees or distributees) to enter into such agreements or to make such representations as may be required to make lawful under the laws of the U.S. or any foreign country the exercise of the Option and the ultimate disposition of the Shares acquired by such exercise.
              The Option Agreements authorized under the 1985 Incentive Plan shall contain such other provisions, consistent with the 1985 Incentive Plan, as the Committee shall deem advisable.
6.  Term of 1985 Incentive Plan:
    Subject to Article 8, the 1985 Incentive Plan shall remain in effect until all Shares subject or which may become subject to the 1985 Incentive Plan shall have been purchased pursuant to Options; provided that no grant shall be made under the 1985 Incentive Plan after December 15, 1997.
7.  Indemnification of Committee:
    To the full extent permitted by law, the Company shall indemnify each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee.
8.  Amendment of the 1985 Incentive Plan:
    The Board of Directors of the Company may from time to time amend, suspend or discontinue the 1985 Incentive Plan, provided, however that, subject to the provisions of Article 5(i), no action of the Board of Directors or of the Committee may: (i) increase the number of Shares subject to the 1985 Incentive Plan pursuant to Article 4; (ii) permit the granting of any Option at a price less than that determined in accordance with Articles 5(c); or (iii) permit the granting of Options which expire beyond the period provided for in Article 5(a). Without the written consent of an optionee, no amendment or suspension of the 1985 Incentive Plan shall alter or impair any Option previously granted to him under the 1985 Incentive Plan.
9.  Application of Funds:
    The proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes.
10.  No Obligation to Exercise Option:
    The granting of an Option shall impose no obligation upon the optionee to exercise such Option.